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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

                                               Commission File Number 000-25520

(CHECK ONE):  /X/ Form 10-K  / / Form 20-F  / / Form 11-K  / / Form 10-Q
              / / Form N-SAR

For Period Ended:  December 31, 1998
                 --------------------------------------------
/  / Transition Report on Form 10-K
/  / Transition Report on Form 20-F
/  / Transition Report on Form 11-K
/  / Transition Report on Form 10-Q
/  / Transition Report on Form N-SAR
For the Transition Period Ended:       Not Applicable
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   READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Part III


                                    PART I
                             REGISTRANT INFORMATION

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Full Name of Registrant
                              ThrustMaster, Inc.
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Former Name if Applicable
                                Not Applicable
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Address of Principal Executive Office (STREET AND NUMBER)
                    Suite 400, 7175 N.W. Evergreen Parkway
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City, State and Zip Code
                         Hillsboro, Oregon 97124-5839


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                                    PART II
                             RULES 12b-25(b) AND (c)

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   /X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   /X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

   / /  (c)  The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.


                                   PART III
                                  NARRATIVE

   State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed)

   The Company did not have sufficient personnel or resources to assemble information to timely complete the definitive proxy statement or, in the alternative, file an amendment to its annual report on Form 10-K.


                                    PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Frank G. Hausmann, Jr.                             (503) 615-3200
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       (Name)                               (Area Code)(Telephone Number)


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(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                            /X/ Yes     / / No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            / / Yes     /X/ No


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                             ThrustMaster, Inc.
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                (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  April 30, 1999                     By /s/ Frank G. Hausmann
      ---------------                       ---------------------------------
                                            Frank G. Hausmann, Jr., President


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                                  ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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